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Exhibit (a)(5)(W)

Suite 2164 - 1055 Dunsmuir Street, Four Bentall Centre
Vancouver, BC V7X 1B1
Tel: 604-632-4044        Fax: 604-632-4045 Toll Free 1 800-668-0091
Website: www.rusoro.com            email: info@rusoro.com

RUSORO OFFER FOR GOLD RESERVE EXPIRES

February 18, 2009

Vancouver, Canada — Rusoro Mining Ltd. (TSX-V:RML) ("Rusoro" or the "Company") announced that its offer to purchase all of the common shares of Gold Reserve Inc. (TSX, NYSE-Alt: GRZ) expired today and, because the conditions to its offer were not met, Rusoro will not take up any securities deposited under the offer. All deposited securities will be returned to security holders.

About Rusoro

Rusoro is a junior gold producer with a large land position in the prolific Bolivar State region of Venezuela. The Company operates the Choco 10 and Isidora mines, processing the ore through the Choco 10 mill facility near the town of El Callao.

ON BEHALF OF THE BOARD

"George Salamis"

President

For further information, please contact:

George Salamis, President
Tel: +1 604 632 4044
Email: gsalamis@rusoro.com

Ross Gatensbury, Investor Relations
Tel: +1 604 632 4044
Email: gates@rusoro.com

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RUSORO OFFER FOR GOLD RESERVE EXPIRES